NEWS RELEASE

St. Paul Travelers Announces Development in

ACandS Asbestos Litigation

SAINT PAUL, Minn. — January 20, 2006 — The St. Paul Travelers Companies, Inc. (St. Paul Travelers, NYSE:STA) today announced that the United States Court of Appeals for the Third Circuit voided on procedural grounds a July 2003 arbitration decision that was in favor of Travelers in litigation brought by ACandS, Inc. The 2003 arbitration decision had found that third-party asbestos bodily injury claims against ACandS were subject to the aggregate limits of the policies issued by Travelers to ACandS, which had been exhausted. The procedural grounds upon which the Third Circuit’s decision was based related to ACandS’s bankruptcy proceedings. However, the court did not reject any of St. Paul Travelers’ coverage positions.

As a consequence of this ruling, the Third Circuit also reinstated a case which, based on the 2003 arbitration decision, had been dismissed as moot in September 2004 by the U.S. District Court for the Eastern District of Pennsylvania (ACandS, Inc. v. Travelers Casualty and Surety Co., U.S.D.Ct., E.D. Pa.). In that case, ACandS asserted that each asbestos bodily injury claim against ACandS is subject to a separate occurrence limit under insurance policies issued by Travelers, while Travelers asserted that such claims are subject to a single occurrence limit, which had been exhausted.

St. Paul Travelers continues to believe that it has meritorious positions in these proceedings and intends to litigate vigorously.

The Third Circuit’s decision is being analyzed and any impact will be reflected in St. Paul Travelers’ previously announced 2005 review of asbestos reserves. St. Paul Travelers will review its fourth quarter and full-year 2005 financial performance, including a discussion of the company’s annual review of asbestos reserves, via Webcast at 8:45 a.m. (ET) Thursday, Feb. 2, following the release of earnings earlier that morning.

St. Paul Travelers is a leading provider of property casualty insurance. For more information, visit www.stpaultravelers.com.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Maria Olivo	Marc Parr
651.310.3846	860.277.8330, or	860.277.0779
	Mike Connelly
	860.277.1507

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